 Exhibit 99.1

Autobytel Announces Purchases Under Stock Repurchase Authorization

Irvine, Calif. – August 17, 2017 – Autobytel Inc. (Nasdaq:ABTL), a pioneer and leading provider of digital automotive services connecting in-market car buyers with dealers and OEMs, today announced that beginning on August 10, 2017 through and including August 16, 2017, it has purchased a total of 145,821 shares of its common stock under its previously announced stock repurchase program. The company paid an average of approximately $8.20 per share for a total of approximately $1.2 million. The shares repurchased are being retired and returned to their status of authorized and unissued shares. These recently repurchased shares, combined with shares previously repurchased under the stock repurchase program, have exhausted the repurchase authorization under the stock repurchase program.

Tax Benefit Preservation Plan

At December 31, 2016, the company had approximately $75.8 million in available net operating loss carryforwards (“NOLs”) for U.S. federal income tax purposes. In light of the recent stock repurchases, the company reminds stockholders about the company’s Tax Benefit Preservation Plan dated May 26, 2010, as amended on April 14, 2014 and May 26, 2017 (as amended, the “Plan”) between the company and Computershare Trust Company, N.A., as rights agent. The Plan was adopted by the company’s Board of Directors to preserve the company’s NOLs and other tax attributes and thus reduce the risk of a possible change of ownership under Section 382 of the Internal Revenue Code. Any such change of ownership under Section 382 would limit or eliminate the ability of the company to use its existing NOLs for federal income tax purposes. In general, an ownership change will occur if the company’s “5-percent shareholders,” for purposes of Section 382, collectively increase their ownership in the company by an aggregate of more than 50 percentage points over a rolling three-year period. The Plan is designed to reduce the likelihood that the company experiences such an ownership change by discouraging any person or group from becoming a new 5-percent shareholder under Section 382. Rights issued under the Plan could be triggered upon the acquisition by any person or group of 4.9% or more of the company’s outstanding common stock and could result in substantial dilution of the acquirer’s percentage ownership in the company. There is no guarantee that the Plan will achieve the objective of preserving the value of the company’s NOLs.

As of July 31, 2017, there were 12,868,769 shares of the company’s common stock, $0.001 par value, outstanding. After giving effect to the company’s recent stock repurchases, the number of outstanding shares of common stock of the company now stands at 12,722,948 shares. Persons or groups considering the acquisition of shares of beneficial ownership of the company’s common stock should first evaluate their percentage ownership based on this revised outstanding share number to ensure that the acquisition of shares does not result in beneficial ownership of 4.9% or more of outstanding shares.

For more information regarding the Plan, please visit http://investor.autobytel.com/tax.cfm.

About Autobytel Inc.

Autobytel Inc. provides high-quality consumer leads, clicks and associated marketing services to automotive dealers and manufacturers throughout the United States. The company also provides consumers with robust and original online automotive content to help them make informed car-buying decisions. The company pioneered the automotive Internet in 1995 with its flagship website www.autobytel.com and has since helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and has helped every major automaker market its brand online.

Investors and other interested parties can receive Autobytel news alerts and special event invitations by accessing the online registration form at investor.autobytel.com/alerts.cfm.

Forward-Looking Statements Disclaimer

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. Words such as “anticipates,” “could,” “may,” “estimates,” “expects,” “projects,” “intends,” “pending,” “plans,” “believes,” “will” and words of similar substance, or the negative of those words, used in connection with any discussion of future operations or financial performance identify forward-looking statements. In particular, statements regarding expectations and opportunities, new product expectations and capabilities, and our outlook regarding our performance and growth are forward-looking statements. These forward-looking statements are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements. The company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by the company; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in the company’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the company’s Annual Report on Form 10-K for the year ended December 31, 2016 and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results or financial condition of the company and the market price of the company’s stock.

Company Contact
Kimberly Boren
Chief Financial Officer
949-862-1396
kimb@autobytel.com

Investor Relations Contact
Sean Mansouri or Cody Slach
Liolios Investor Relations
949-574-3860
ABTL@liolios.com